CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Earth Energy, Inc. and Subsidiaries
(formerly known as Global Wataire, Inc.)
534 Delaware, Suite 412
Buffalo, New York 14202

We consent to the use of our report dated November 29, 2007, in the Registration Statement on Form S-1 Amendment #3, with respect to the balance sheets of Global Earth Energy, Inc. and Subsidiaries (formerly known as Global Wataire, Inc.) as of August 31, 2007 and 2006, and the related statements of operations, changes in stockholder’s deficit and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ROTENBERG & CO., llp

Rochester, New York
  April 4, 2008